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                                                                    Exhibit 23.1

                             [KPMG LLP LETTERHEAD]


                          Independent Auditors' Consent

The Board of Directors
SPX Corporation:

We consent to the incorporation by reference in the registration statement
(No. 333-61766) on Form S-8 of United Dominion Industries, Inc. Compass Plan for Hourly Employees (the "Plan"), of our report dated July 13, 2001, relating to the statement of net assets available for benefits of the Plan as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2001 annual report on Form 11-K of the Plan.

/s/ KPMG LLP


Charlotte, North Carolina
July 9, 2002